SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Norwegian Cruise Line Holdings Ltd.

(Name of Issuer)

Ordinary Shares, par value $0.001

(Title of Class of Securities)

G66721 10 4

(CUSIP Number)

John F. Hartigan, Esq.
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, 22nd Floor
Los Angeles, CA 90071
(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA Guarantor Co-Invest (B), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Marshall Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,141,968 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,742,800 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,141,968 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,763,761 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,364,593 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,763,761 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV II), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,834,501 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,435,333 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,834,501 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV III), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,689,097 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,289,929 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,689,097 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI NCL (AIV IV), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,678,890 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,279,722 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,678,890 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.3%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 87,429,265 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,030,097 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,429,265 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 83,306,777 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,907,609 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 83,306,777 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 40.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Delaware 892) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 87,499,532 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,100,364 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,499,532 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners (Germany) VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 80,488,221 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 89,053 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 80,488,221 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 39.2%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AAA MIP Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Guernsey

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,141,968 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,742,800 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,141,968 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.0%

14	Type of Reporting Person CO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Alternative Assets, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,141,968 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,742,800 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,141,968 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,141,968 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,742,800 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,141,968 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.0%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo International Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 86,141,968 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,742,800 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 86,141,968 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 42.0%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH), L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 105,768,745 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 25,369,577 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 105,768,745 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 51.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 105,768,745 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 25,369,577 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 105,768,745 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 51.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 105,768,745 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 25,369,577 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 105,768,745 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 51.6%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 105,768,745 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 25,369,577 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 105,768,745 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 51.6%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 97,526,291 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,127,123 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 97,526,291 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 47.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management VI, LLC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 97,526,291 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,127,123 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 97,526,291 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 47.5%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 97,526,291 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,127,123 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 97,526,291 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 47.5%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 97,526,291 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 17,127,123 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 97,526,291 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 47.5%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management VI, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 122,895,868 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 42,496,700 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 122,895,868 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 59.9%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF VI Management, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 122,895,868 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 42,496,700 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 122,895,868 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 59.9%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 122,895,868 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 42,496,700 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 122,895,868 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 59.9%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 122,895,868 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 42,496,700 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 122,895,868 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☒

13	Percent of Class Represented by Amount in Row (11) 59.9%

14	Type of Reporting Person OO

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 128,638,668 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 48,239,500 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 128,638,668 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 62.7%

14	Type of Reporting Person PN

CUSIP No. G66721 10 4		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 128,638,668 shares of Ordinary Shares

	9	Sole Dispositive Power

	10	Shared Dispositive Power 48,239,500 shares of Ordinary Shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 128,638,668 shares of Ordinary Shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 62.7%

14	Type of Reporting Person OO

This Amendment No. 3 to Schedule 13D is filed by:  (i) AAA Guarantor Co-Invest VI (B), L.P., a Marshall Islands limited partnership (“Co-Invest VI (B)”), (ii) AIF VI NCL (AIV), L.P., an exempted limited partnership registered in the Cayman Islands (“AIF VI NCL”), (iii) AIF VI NCL (AIV II), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV II)”), (iv) AIF VI NCL (AIV III), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV III)”), (v) AIF VI NCL (AIV IV), L.P., an exempted limited partnership registered in the Cayman Islands (“NCL (AIV IV)”), (vi) Apollo Overseas Partners VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas VI”), (vii) Apollo Overseas Partners (Delaware) VI, L.P., a Delaware limited partnership (“Overseas Delaware”), (viii) Apollo Overseas Partners (Delaware 892) VI, L.P., a Delaware limited partnership (“Overseas 892”), (ix) Apollo Overseas Partners (Germany) VI, L.P., an exempted limited partnership registered in the Cayman Islands (“Overseas Germany”), (x) AAA MIP Limited, a limited company incorporated in Guernsey (“AAA MIP”), (xi) Apollo Alternative Assets, L.P., an exempted limited partnership registered in the Cayman Islands (“Alternative Assets”), (xii) Apollo International Management, L.P., a Delaware limited partnership (“Intl Management”), (xiii) Apollo International Management GP, LLC, a Delaware limited liability company (“International GP”), (xiv) Apollo Advisors VI, L.P., a Delaware limited partnership (“Advisors VI”), (xv) Apollo Capital Management VI, LLC, a Delaware limited liability company (“ACM VI”), (xvi) Apollo Principal Holdings I, L.P., a Delaware limited partnership (“Principal I”), (xvii) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company (“Principal I GP”), (xviii) Apollo Advisors VI (EH), L.P., an exempted limited partnership registered in the Cayman Islands (“Advisors VI (EH)”), (xix) Apollo Advisors VI (EH-GP), Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Advisors VI (EH-GP)”), (xx) Apollo Principal Holdings III, L.P., an exempted limited partnership registered in the Cayman Islands (“Principal III”), (xxi) Apollo Principal Holdings III GP, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Principal III GP”), (xxii) Apollo Management VI, L.P., a Delaware limited partnership (“Management VI”), (xxiii) AIF VI Management, LLC, a Delaware limited liability company (“AIF VI LLC”), (xxiv) Apollo Management, L.P., a Delaware limited partnership (“Apollo Management”), (xxv) Apollo Management GP, LLC, a Delaware limited liability company (“Management GP”), (xxvi) Apollo Management Holdings, L.P., a Delaware limited partnership (“Management Holdings”), and (xxvii) Apollo Management Holdings GP, LLC, a Delaware limited liability company (“Management Holdings GP”), and supplements and amends the Statement on Schedule 13D filed on February 4, 2013, Amendment No. 1 to Schedule 13D filed on August 16, 2013, and Amendment No. 2 to Schedule 13D filed on December 11, 2013, with respect to the ordinary shares, par value $0.001 (the “Ordinary Shares”), of Norwegian Cruise Line Holdings Ltd. (the “Issuer”).  Co-Invest VI (B), AIF VI NCL, NCL (AIV II), NCL (AIV III), NCL (AIV IV), Overseas VI, Overseas Delaware, Overseas 892, Overseas Germany, AAA MIP, Alternative Assets, Intl Management, International GP, Advisors VI, ACM VI, Principal I, Principal I GP, Advisors VI (EH), Advisors VI (EH GP), Principal III, Principal III GP, Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP are referred to herein collectively as the “Reporting Persons”.

Unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in the Statement on Schedule 13D filed on February 4, 2013, as amended.

Responses to each item of this Amendment No. 3 to Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.         Security and Issuer

Item 2.         Identity and Background

Item 3.         Source and Amount of Funds or Other Consideration

Item 4.         Purpose of Transaction

Item 5.         Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented as follows:

On December 26, 2013, the Underwriters exercised in full the 30-day option under the Underwriting Agreement to purchase up to an aggregate of 1,237,500 additional Ordinary Shares from the Apollo Funds.  The closing of the sale of the additional 1,237,500 Ordinary Shares occurred on December 31, 2013.  Following the sale of the additional Ordinary Shares by the Apollo Funds, the Apollo Funds are the record holders of an aggregate of 48,239,500 Ordinary Shares.

Pursuant to the Shareholders Agreement, and following the sale of Ordinary Shares by the Genting HK Entities, the TPG Entities and the Apollo Funds pursuant to the Underwriting Agreement, the Apollo Funds may be deemed to beneficially own an aggregate of 128,638,668 Ordinary Shares, which includes the Ordinary Shares held of record by the Apollo Funds and the Ordinary Shares held by the Genting HK Entities and the TPG Entities, respectively, and represents approximately 62.7% of the Issuer’s outstanding Ordinary Shares.  See the Amendments to Schedule 13D filed with the Securities and Exchange Commission by the TPG Entities and by the Genting HK Entities, respectively.

The Ordinary Shares reported as beneficially owned by each Reporting Person includes only those shares over which such person may be deemed to have voting or dispositive power.  None of the Apollo Funds has voting or dispositive power over the shares owned of record by any of the other Apollo Funds, and only Management Holdings and Management Holdings GP report beneficial ownership of all of the Ordinary Shares reported as beneficially owned by the Apollo Funds.  Each of the Reporting Persons disclaims beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a)  See also the information contained on the cover pages of this Amendment No. 3 to Schedule 13D which is incorporated herein by reference.  The percentage of Ordinary Shares beneficially owned by each Reporting Person is based on 205,145,258 outstanding Ordinary Shares as of November 15, 2013, as reported by the Issuer in its final prospectus filed under Rule 424(b)(4) with the Securities and Exchange Commission on December 4, 2013.

(b)                                 See the information contained on the cover pages of this Amendment No. 3 to Schedule 13D, which is incorporated herein by reference.

(c)                                  There have been no reportable transactions with respect to the Ordinary Shares of the Issuer within the last 60 days by the Reporting Persons, other than the sale of 8,250,000 Ordinary Shares as described in Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission by the Reporting Persons on December 11, 2013, and as described in this Amendment No. 3 to Schedule 13D.

(d)                                 Not applicable.

(e)                                  Not applicable.

Item 6.         Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.         Material to Be Filed as Exhibits

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  December 31, 2013

AAA GUARANTOR - CO-INVEST VI (B), L.P.

By:	AAA MIP Limited
its general partner

	By:	Apollo Alternative Assets, L.P.
its investment manager

		By:	Apollo International Management, L.P.
its managing general partner

			By:	Apollo International Management GP, LLC
its general partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AAA MIP LIMITED

By:	Apollo Alternative Assets, L.P.
its investment manager

	By:	Apollo International Management, L.P.
its managing general partner

		By:	Apollo International Management GP, LLC,
its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ALTERNATIVE ASSETS, L.P.

By:	Apollo International Management, L.P.
its managing general partner

	By:	Apollo International Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV II), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV III), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI NCL (AIV IV), L.P.

By:	Apollo Advisors VI (EH), L.P.
its general partner

	By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH), L.P.

By:	Apollo Advisors VI (EH-GP), Ltd.
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI (EH-GP), LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS III GP, LTD.

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO OVERSEAS PARTNERS (GERMANY) VI, L.P.

By:	Apollo Advisors VI, L.P.,
its managing general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

AIF VI MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President